NOTICE OF PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD
SHUTTERFLY, INC.
2015 EQUITY INCENTIVE PLAN GRANT NUMBER:

Unless otherwise defined herein, the terms defined in the Shutterfly, Inc. (the “Company”), 2015 Equity Incentive Plan (the “Plan”) shall have the same meanings in this Notice of Performance-Based Restricted Stock Unit Award (the “Notice”) and the attached Performance-Based Restricted Stock Unit Agreement (hereinafter, “PBRSU Agreement”). You have been granted an award of Performance-Based Restricted Stock Units (“PBRSUs”) under the Plan subject to the terms and conditions of the Plan, this Notice and the attached PBRSU Agreement.

Name:	Christopher North
Address:
Target Number of PBRSUs:	31,806
Maximum Number of PBRSUs:	63,612
Date of Grant:	August 13, 2018
Performance Period:	January 1, 2020 – December 31, 2020
Performance Metrics:	As set forth in Attachment 1
Vesting Schedule:	As set forth in Attachment 1
Expiration Date:
The earlier to occur of: (a) the settlement of all vested PBRSUs granted hereunder, and (b) the tenth anniversary of the Date of Grant. The PBRSUs expire earlier if your Service terminates earlier, as described in the PBRSU Agreement.

Additional Terms:
☒ If this box is checked, the additional terms and conditions set forth on Attachment 2 hereto (as executed by the Company) are applicable and are incorporated herein by reference. No document need be attached as Attachment 2 if the box is not checked.

You acknowledge that the vesting of the PBRSUs granted pursuant to this Notice is subject to the achievement of the Performance Metrics and your continuing Service. By accepting this award, you and the Company agree that this award is granted under and governed by the terms and conditions of the Plan, this Notice and the PBRSU Agreement. By accepting this award of PBRSUs, you consent to the electronic delivery and acceptance as further set forth in the PBRSU Agreement.

PARTICIPANT		SHUTTERFLY, INC.

Signature:		By:

Print Name:	Christopher North	Its:

ATTACHMENT 1

PERFORMANCE METRICS AND VESTING SCHEDULE

This Attachment 1 (the “Vesting Schedule”) sets forth the vesting terms that govern the PBRSUs granted to you pursuant to the Notice and PBRSU Agreement. The number of PBRSUs that may vest is based on the extent to which the Company achieves the Target Performance Metric; and (ii) your continued Service, each subject to such further terms and conditions as are set forth in the Notice, PBRSU Agreement and the Plan.

1. Target Performance Metric. The Target Performance Metric shall mean the Company’s achievement of an Adjusted EBITDA (as defined below) of $475,000,000 during the fiscal year ending December 31, 2020 (the “Performance Period”). The extent to which the Target Performance Metric has been achieved and the number of PBRSUs earned and eligible to vest pursuant to the PBRSUs (the “Earned PBRSUs”) shall be calculated as the (i) Target Number of PBRSUs; multiplied by (ii) the Performance Multiplier set forth in the table below. The Performance Multiplier for any level of achievement falling between the threshold, target and maximum levels of achievement will be measured based on linear interpolation. No PBRSUs will be eligible to vest for achievement below the threshold level. The maximum number of PBRSUs eligible to vest shall not exceed 200% of the Target Number of PBRSUs set forth in the Notice.

Level of Achievement		Adjusted EBITDA	Performance Multiplier
Maximum	$	≥ 525 million	200%
Target		$475 million	100%
Threshold		$425 million	50%
Below Threshold	$	< 425 million	0%

For purposes of the foregoing, “Adjusted EBITDA” shall mean earnings before interest, taxes, depreciation, amortization, stock-based compensation, capital lease termination, restructuring and acquisition costs, as may be adjusted by the Committee in its discretion.

2. Certification of Achievement. At the time the Board (or an authorized committee thereof) approves the Company’s audited consolidated financial statements for the Performance Period, the Committee shall determine and certify the extent to which the Target Performance Metric has been achieved and the number of Earned PBRSUs. The Committee may in its sole discretion, provide for one or more equitable adjustments (based on objective standards) to the Target Performance Metric (and levels of achievement) in recognition of unusual or non-recurring items such as acquisition-related activities or changes in applicable accounting rules to preserve the Committee’s original intent regarding the Performance Metric. The Committee’s determination of the achievement level of the Target Performance Metric, as well as the resulting number of Earned PBRSUs, will be final, binding and conclusive on Participant.

3. Vesting; Continued Service. The Earned PBRSUs shall vest subject to your continued Service through the third anniversary of the Grant Date.

ATTACHMENT 2

ACCELERATION TERMS

For purposes of this Attachment 2, the terms “Cause,” “Constructive Termination” and “Change in Control” have the meanings given to those terms in your employment offer letter (your “Offer Letter”) dated March 15, 2016, with the Company.

Subject to your delivery of a general release of claims in favor of the Company in the form attached to your Offer Letter and satisfaction of all conditions to make such release effective within sixty
(60) days following termination of your employment, (i) in the event of a termination without Cause or Constructive Termination not in connection with a Change in Control, acceleration of 12 months of the then-unvested shares subject to the Performance-Based RSUs at the target EBITDA threshold specified in Attachment 1 and (ii) in the event of termination without Cause or Constructive Termination within 12 months following a Change in Control, acceleration of all then-unvested shares subject to the Performance-Based RSUs at the target EBITDA threshold specified in Attachment 1.

PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT
SHUTTERFLY, INC.
2015 EQUITY INCENTIVE PLAN
You have been granted Performance-Based Restricted Stock Units (“PBRSUs”) by Shutterfly, Inc. (the “Company”) subject to the terms, restrictions and conditions of the Shutterfly, Inc., 2015 Equity Incentive Plan (the “Plan”), the Notice of Performance-Based Restricted Stock Unit Award (the “Notice”) and this Performance-Based Restricted Stock Unit Agreement (hereinafter “PBRSU Agreement”).
1. Target Award. The PBRSUs granted to you are expressed in terms of a Target Number of PBRSUs as set forth in the Notice. The actual number of PBRSUs that may be earned and vest will depend on your continued service and the extent to which the Performance Metrics established for the PBRSUs, as set forth on Attachment 1 to the Notice (the “Vesting Schedule”) are achieved.
2. Settlement. Settlement of the PBRSUs shall be made within 30 days following the date of vesting as set forth in the Vesting Schedule. Settlement of the PBRSUs shall be in Shares. Fractional Shares will not be issued.
3. No Stockholder Rights. Unless and until such time as Shares are issued in settlement of vested PBRSUs, you shall have no ownership of the Shares allocated to the PBRSUs and shall have no right to dividends or to vote such Shares.
4. Dividend Equivalents. Dividends, if any (whether in cash or Shares (except as set forth in Section 2.4 of the Plan)), shall not be credited to you.
5. No Transfer. The PBRSUs and any interest therein shall not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of in any manner other than by will or by the laws of descent or distribution or court order or unless otherwise permitted by the Committee on a case-by-case basis.
6. Termination. The PBRSUs shall terminate on the Expiration Date (as defined in the Notice) or earlier as provided in the Notice. “Service” shall mean you are providing services as an employee, officer, director, consultant, independent contractor or advisor to the Company or a Parent or Subsidiary of the Company. Service ceases upon Termination. If your Service Terminates for any reason, all unvested PBRSUs shall be forfeited to the Company forthwith, and all rights you have to such PBRSUs shall immediately terminate, without payment of any consideration to you.
7. Tax Consequences. You acknowledge that there will be tax consequences upon settlement of the PBRSUs or disposition of the Shares, if any, received in connection therewith, and you should consult a tax adviser regarding your tax obligations prior to such settlement or disposition in the jurisdiction where you are subject to tax.
8. Withholding Taxes and Stock Withholding. Regardless of any action the Company or, if different, your actual employer (the “Employer”) takes with respect to any or all income tax, national or social insurance contributions, payroll tax, payment on account or other tax-related withholding or required deductions (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PBRSUs, including the grant, vesting or settlement of the PBRSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends (if any); and (2) do not commit to structure the terms of the award or any aspect of the PBRSUs to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. You acknowledge that if you are subject to Tax- Related Items in more than one jurisdiction, the Company and the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to the settlement of the PBRSUs, you shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items, withholding and payment on account obligations of the Company and/or the Employer, and their respective agents. In this regard, you authorize the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by the Company and/or the Employer. With the Company’s consent, these arrangements may also include, if permissible under local law, (a) withholding Shares that otherwise would be issued to you when your PBRSUs are settled, provided that the Company only withholds the amount of Shares necessary to satisfy the minimum statutory withholding amount,
(b) having the Company withhold taxes from the proceeds of the sale of the Shares, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf and you hereby authorize such sales by this authorization), (c) payment by you of an amount equal to the Tax-Related Items directly by cash, check wire transfer, bank draft or money order payable to the Company, or (d) any other arrangement approved by the Company; all under such rules as may be established by the Committee and in compliance with the Company’s Insider Trading Policy and 10b5-1 Trading Plan Policy, if applicable; provided however, that if you are a Section 16 officer of the Company under the Exchange Act, then the Committee (as constituted in accordance with Rule 16b-3 under the Exchange Act) shall establish the method of withholding from alternatives (a)-(d) above, and the Committee shall establish the method prior to the Tax-Related Items withholding event. The Fair Market Value of these Shares, determined as of the effective date when taxes otherwise would have been withheld in cash, will be applied as a credit against the withholding taxes.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates; you will receive a refund of any over-withheld amount in cash and will have no entitlement to the Shares equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested PBRSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.
You shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of your participation in the Plan or the vesting and settlement of the PBRSUs that cannot be satisfied by the means previously described. Finally, you acknowledge that the Company has no obligation to deliver Shares to you until you have satisfied the obligations in connection with the Tax-Related Items as described in this Section.
9. Acknowledgement. The Company and you agree that the PBRSUs are granted under and governed by the Notice, this PBRSU Agreement and the provisions of the Plan. You: (i) acknowledge receipt of a copy of the Plan prospectus, (ii) represent that you have carefully read and are familiar with the provisions in the grant documents, and (iii) hereby accept the PBRSUs subject to all of the terms and conditions set forth in this PBRSU Agreement and those set forth in the Notice. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan, the Notice and this PBRSU Agreement.

10. Entire Agreement; Enforcement of Rights. This PBRSU Agreement, the Plan and the Notice constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning the acquisition of the Shares hereunder are superseded. No modification of or amendment to this PBRSU Agreement, nor any waiver of any rights under this PBRSU Agreement, shall be effective unless in writing and signed by the parties to this PBRSU Agreement. The failure by either party to enforce any rights under this PBRSU Agreement shall not be construed as a waiver of any rights of such party.
11. Compliance with Laws and Regulations. The issuance of Shares will be subject to and conditioned upon compliance by the Company and you with all applicable state, federal and foreign laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Common Stock may be listed or quoted at the time of such issuance or transfer, which compliance the Company shall, in its absolute discretion, deem necessary or advisable. You understand that the Company is under no obligation to register or qualify the Common Stock with any state, federal or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, you agree that the Company shall have unilateral authority to amend the Plan and this PBRSU Agreement without your consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares. Finally, the Shares issued pursuant to this PBRSU Agreement shall be endorsed with appropriate legends, if any, determined by the Company.
12. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
13. Governing Law; Severability. If one or more provisions of this PBRSU Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this PBRSU Agreement, (ii) the balance of this PBRSU Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this PBRSU Agreement shall be enforceable in accordance with its terms. This PBRSU Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. For purposes of litigating any dispute that may arise directly or indirectly from the Plan, the Notice and this PBRSU Agreement, the parties hereby submit and consent to litigation in the exclusive jurisdiction of the State of California and agree that any such litigation shall be conducted only in the courts of California or the federal courts of the United States for the Northern District of California and no other courts.
14. No Rights as Employee, Director or Consultant. Nothing in this PBRSU Agreement shall affect in any manner whatsoever the right or power of the Company, or a Parent or Subsidiary of the Company, to Terminate your Service, for any reason, with or without Cause.
15. Consent to Electronic Delivery and Acceptance of All Plan Documents and Disclosures. By your acceptance of this award of PBRSUs, you consent to the electronic delivery of the Notice, this PBRSU Agreement, the Plan, account statements, Plan prospectuses required by the SEC, U.S. financial reports of the Company, and all other documents that the Company is required to deliver to its stockholders (including, without limitation, annual reports and proxy statements) or other communications or information related to the PBRSUs. Electronic delivery may include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion. You acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost if you contact the Company by telephone, through a postal service or electronic mail at stock@shutterfly.com. You further acknowledge that you will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, you understand that you must provide on request to the Company or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails. You agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. Also, you understand that your consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if you have provided an electronic mail address), at any time by notifying the Company of such revised or revoked consent by telephone, postal service or electronic mail at stock@shutterfly.com. Finally, you understand that you are not required to consent to electronic delivery.

16. Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the PBRSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
17. Code Section 409A. For purposes of this PBRSU Agreement, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Internal Revenue Code and the regulations thereunder (“Section 409A”). Notwithstanding anything else provided herein, to the extent any payments provided under this PBRSU Agreement in connection with your termination of employment constitute deferred compensation subject to Section 409A, and you are deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the six-month period measured from your separation from service from the Company or (ii) the date of your death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you including, without limitation, the additional tax for which you would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. To the extent any payment under this PBRSU Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this section are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
18. Award Subject to Company Clawback or Recoupment. The PBRSUs shall be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or required by law during the term of your employment or other Service that is applicable to executive officers, Employees, Directors or other service providers of the Company, and in addition to any other remedies available under such policy and applicable law may require the cancellation of your PBRSUs (whether vested or unvested) and the recoupment of any gains realized with respect to your PBRSUs.
19. Miscellaneous. If you have received this PBRSU Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control. The Company may assign any of its rights under this PBRSU Agreement. This PBRSU Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this PBRSU Agreement will be binding upon Participant and Participant’s heirs, executors, administrators, legal representatives, successors and assigns.

BY ACCEPTING THIS AWARD OF PBRSUS, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.